Exhibit F

This business combination is made for the securities of a foreign company, and is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in any of the documents made available to the public in the context of the business combination have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the US federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

Press Release

Paris, 16 October 2015

No. 12/15

Planned Merger MPI and Maurel & Prom

Publication of the independent expert report

As part of the merger between MPI and Maurel & Prom, the Company announces the availability on the website of the company the report of the independent expert: www.mpienergy.com in the section dedicated to the operation “Merger MPI / M & P”.

The translation in English of the independent expert report is underway and will be posted as soon as possible.

PRESS CONTACTS, INVESTOR AND SHAREHOLDER RELATIONS

MPI

ir@mpienergy.com

Phone: +33 1 53 83 55 44

For more information: www.mpienergy.com

Listed on: NYSE Euronext – Compartment B – CAC All Shares – CAC PME

ISIN code: FR0011120914

MPI is eligible for the French “PEA PME” investment scheme

This document may contain forward-looking statements about MPI’s financial position, income, activities and industrial strategy. By nature, forward-looking statements contain risks and uncertainties to the extent that they are based on events or circumstances that may or may not happen in the future. These projections are based on assumptions we believe to be reasonable, but which may prove to be incorrect and which depend on a number of risk factors such as, fluctuations in crude oil prices, changes in exchange rates, uncertainties related to the valuation of our oil reserves, actual rates of oil production and the related costs, operational problems, political stability, legislative or regulatory reforms, or even wars, terrorism and sabotage.

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